Exhibit 10.1

October __, 2025

Via DocuSign

[name]

Re: Transaction Bonus

Dear [name],

In consideration of your past and future services to 89bio, Inc. (“89bio” and, together with any successor thereof and their affiliates, the “Company”) and your contributions to the efforts pursuant to which 89bio entered into the Agreement and Plan of Merger, dated September 17, 2025, with Roche Holdings, Inc. and Bluefin Merger Subsidiary, Inc. (the “Merger Agreement”), 89bio is pleased to offer you the opportunity to earn a transaction bonus in connection with the occurrence of the Merger (as that term is defined in the Merger Agreement), subject to the terms and conditions set forth in this letter agreement (this “Transaction Bonus Letter”).

1.	Transaction Bonus and Payment.

a. In the event of the consummation of the Merger (as that term is defined in the Merger Agreement), and subject to your continued employment through the applicable vesting dates below, you will be eligible to receive a cash retention bonus equal to $XXX,000 (the “Transaction Bonus”), subject to the payment timing and other terms, requirements and conditions of this Transaction Bonus Letter.

b. Subject to your continued employment with the Company through the Closing Date (as that term is defined in the Merger Agreement), 50% of the Transaction Bonus shall become vested and earned on the Closing Date (the “First Vesting Date”).

c. The remaining 50% of the Transaction Bonus shall vest on the six-month anniversary of the Closing Date, subject to your continued employment with the Company through such date (the “Second Vesting Date” and, with the First Vesting Date, each a “Vesting Date”).

d. Notwithstanding the foregoing, in the event the Company terminates your employment without Cause (as such term is defined in 89bio’s 2019 Amended and Restated Equity Incentive Plan) after the Closing Date and prior to earning the full Transaction Bonus, the Company will pay you the second installment of the Transaction Bonus, subject to you signing and not revoking a general release in favor of the Company and in such form as the Company may require by the deadline set forth in such release with such payment occurring as soon as practicable following your termination of employment, and in all events prior to March 15th of the following calendar year.

89bio, Inc. | 655 Montgomery Street, Suite 1500, San Francisco CA 94111 | +1 (415) 432-9270

October , 2025 Page 2

e. For the avoidance of doubt, in the event your employment is terminated for any reason prior to the First Vesting Date, any entitlement you have with respect to the entire Transaction Bonus shall be forfeited without any consideration or payment for the same. For further avoidance of doubt, in the event your employment is terminated for any reason other than by the Company without Cause between the First Vesting Date and the Second Vesting Date, any entitlement you have with respect to the second half of the Transaction Bonus shall be forfeited without any consideration or payment for the same.

f. References herein to your continued employment mean that you must remain an employee of the Company in good standing from the date hereof through the applicable Vesting Date and you must continue to work in good faith and to the best of your abilities consistent with your prior performance, as determined in the good faith discretion of the Board.

2.

Payment and Taxes. Any portion of the Transaction Bonus payable to you will be paid within 30 days following the applicable Vesting Date (or, in the case of payment pursuant to Section 1.d. above, pursuant to the timing provisions as set forth in such Section), subject to the conditions set forth in Section 1. All payments hereunder will be paid less any applicable withholdings required under federal, state, or local law.

3.

Confidentiality. You are required to keep confidential and not disclose the terms of this Transaction Bonus Letter; provided, however, that you may disclose the terms of this Transaction Bonus Letter as necessary to an attorney, accountant or similar advisor or to a member of your immediate family or as otherwise required by law. These confidentiality obligations shall continue to apply after the termination of your employment for any reason. In the event of a breach by you of your confidentiality obligations to the Company, the Company may cause the Transaction Bonus to be forfeited by you.

4.

Section 409A. All amounts payable under this Transaction Bonus Letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be construed and administered accordingly. In no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Transaction Bonus Letter to be exempt from, or comply with, the requirements of Section 409A.

October , 2025 Page 3

5.	Miscellaneous.

a. This Transaction Bonus Letter is a one-time benefit and does not constitute any promise of a continued employment or service relationship for any particular period of time. Further, this Transaction Bonus Letter does not create any contractual or other right to receive future grants of any bonuses, or any benefits in lieu of bonuses. All determinations with respect to any such future grants, including, but not limited to, the times when bonuses shall be granted (if any), the value of any such bonuses, and the time or times when each bonus shall be payable or vested, will be at the sole discretion of the Company.

b. This Transaction Bonus Letter replaces all prior communications, agreements and understandings, written or oral, with respect to any transaction, change of control, or retention bonus. No modification or amendment of this Transaction Bonus Letter shall be valid unless in writing and signed by the Company.

c. This Transaction Bonus Letter will be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the law of any other jurisdiction.

Sincerely,

89bio, Inc.

Rohan Palekar

Chief Executive Officer

Acknowledged and Agreed

[name]